EXHIBIT NO. 99.12










                                September 8, 2003

MFS(R)/Sun Life Series Trust
500 Boylston Street
Boston, Massachusetts  02116

     Re:  Reorganizations to Combine Series of a Massachusetts Business Trust

Ladies and Gentlemen:

     MFS(R)/Sun Life Series Trust, a Massachusetts business trust ("Trust"), on behalf of each segregated portfolio of assets ("series") thereof listed on Schedule A attached hereto,1 has requested our opinion as to certain federal income tax consequences of the proposed acquisition of each Acquired Fund by the Surviving Fund listed opposite its name on Schedule A pursuant to a Plan of Reorganization approved by Trust's Board of Trustees ("Board") at a meeting held on May 14, 2003 ("Plan").2 Specifically, Trust has requested our opinion, with respect to each Reorganization --

          (1) that Surviving Fund's acquisition of Acquired Fund's assets in exchange solely for voting shares of beneficial interest ("shares") in Surviving Fund ("Reorganization Shares") and Surviving Fund's assumption of Acquired Fund's liabilities, followed by Acquired Fund's distribution of those shares to its shareholders (separate accounts established by Sun Life Assurance Company Canada (U.S.), Sun Life Insurance and Annuity Company of New York, and New England Life Insurance Company (each, an "Insurance Company") (collectively, "Separate Accounts")) in proportion to their shares in Acquired Fund ("Acquired Fund Shares") held of record as of immediately after the close of business on the Closing Date (as herein defined) constructively in exchange for those Acquired Fund Shares,

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1 Each such series is sometimes referred to herein as a "Fund," each such series listed under the heading "Acquired Funds" is referred to herein as an "Acquired Fund," and each such series listed under the heading "Surviving Funds" is referred to herein as a "Surviving Fund."
2 The series of transactions (summarized in paragraph (1) below) in which each pair of Acquired and Surviving Funds is participating is referred to herein as a "Reorganization."
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MFS(R)/Sun Life Series Trust
September 8, 2003
Page 2


     will qualify as a "reorganization" as defined in section 368(a)(1)(D),3 and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

          (2) that neither the Funds nor the Separate Accounts will recognize gain or loss on the Reorganization; and

          (3) regarding the basis and holding period after the Reorganization of the transferred assets and the Reorganization Shares issued pursuant thereto.

     In rendering this opinion, we have examined (1) the Plan, (2) the Prospectus/Proxy Statements dated June 24, 2003, that were furnished in connection with special meetings of the Acquired Funds' shareholders each held on July 28, 2003 (collectively, "Proxy Statement"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of Trust and the representations described below and made in the Plan (as contemplated in paragraph 5.6 thereof) (collectively, "Representations").4

                                      FACTS

     Trust is a Massachusetts business trust that is a duly registered investment company classified as a management company of the open-end type, and its registration with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended ("1940 Act"), is in full force and effect. Each Fund is a duly established and designated series of Trust. Before January 1, 1997, Trust "claimed" classification for federal tax purposes as an association taxable as a corporation and has not elected otherwise since.

     Acquired Fund Shares are held entirely by the Separate Accounts, which were established by the Insurance Companies to serve as investment options under variable

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3 All "section"  references are to the Internal Revenue Code of 1986, as amended
("Code"), unless otherwise noted, and all "Treas. Reg.ss." references are to the regulations under the Code ("Regulations").

4 For convenience, the balance of this letter (except the descriptions of the Funds' respective investment objectives, goals, and policies) refers only to a single Reorganization, one Acquired Fund, and one Surviving Fund, but the opinions and analysis herein apply separately to each Reorganization.
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MFS(R)/Sun Life Series Trust
September 8, 2003
Page 3

annuity and life insurance contracts and certain other types of insurance contracts. Shares in Surviving Fund (sometimes referred to below as "Surviving Fund Shares") also all are held by separate accounts the Insurance Companies established to serve as such options ("Surviving Fund Accounts"). Under applicable law, the assets of all such accounts (i.e., the Funds' shares) are the property of the Insurance Companies (which are the owners of record of all those shares) and are held for the benefit of the holders of such contracts.

     The Acquired Fund Shares are divided into two classes, designated Initial Class and Service Class shares ("Initial Class Acquired Fund Shares" and "Service Class Acquired Fund Shares," respectively). Surviving Fund's shares (i.e., the Reorganization Shares) also are divided into two classes, also designated Initial Class and Service Class shares ("Initial Class Reorganization Shares" and "Service Class Reorganization Shares," respectively). Each class of Acquired Fund Shares is substantially similar to the corresponding class of Reorganization Shares, i.e., the Funds' Initial Class and Service Class shares correspond to each other.

     The Reorganization will occur on or about the date hereof ("Closing Date").

     The investment objective, goals, and policies of each Acquired Fund are similar or very similar to those of the Surviving Fund into which it is being reorganized. Those investment objectives, goals, and policies (all of which are more fully described in the Proxy Statement) are as follows:

     1. Reorganization involving MFS(R)/Sun Life Series Trust-Global Asset Allocation Series and MFS(R)/Sun Life Series Trust-Global Total Return Series. The Funds' investment goals and policies are very similar. Acquired Fund's objective is to seek total return over the long-term through investments in equity and fixed-income securities, low volatility of share price (i.e., net asset value per share), and reduced risk (compared to an aggressive equity/fixed income portfolio). Surviving Fund's objective is to seek total return by investing in securities that provide above-average current income (compared to a portfolio invested entirely in equity securities) and opportunities for long-term growth of capital and income. Both Funds seek to achieve their goals by investing in a combination of equity and debt securities of U.S. and non-U.S. issuers, including those in both developed and emerging markets. Surviving Fund invests at least 40%, but not more than 75%, of its net assets in global equity securities and at least 25% of its net assets in global fixed-income securities, while Acquired Fund, under normal market conditions, invests at least 30% of its total assets in equity securities.

     The primary difference between the Funds is that Acquired Fund may invest a substantial amount of its assets in issuers located in a single country or a limited number of countries, while Surviving Fund generally is invested in issuers located in a number of different countries. In addition, Acquired Fund may invest in lower rated

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MFS(R)/Sun Life Series Trust
September 8, 2003
Page 4

bonds ("junk bonds"), derivative instruments (such as futures, options, and swaps), and municipal securities to a greater extent than Surviving Fund.

     2. Reorganization involving MFS(R)/Sun Life Series Trust-Global Telecommunications Series and MFS(R)/Sun Life Series Trust-Technology Series. The Funds' investment goals and policies are similar. Acquired Fund's objective is long-term growth of capital, while Surviving Fund's objective is capital appreciation. Both Funds seek to achieve their goals by investing, under normal circumstances, at least 80% of their net assets in common stocks and related securities, such as preferred stock, convertible securities, and depositary receipts. The Funds may invest in companies of any size and in securities of U.S. and non-U.S. issuers, including those in emerging markets. In addition, the Funds may invest in fixed-income securities, including those of corporations, governments, and supranational agencies, when relative values make such purchases attractive. The primary differences between the Funds are that Acquired Fund generally limits its investments to telecommunications companies, whereas Surviving Fund invests in telecommunications companies and companies in many other industries that Massachusetts Financial Services Company, Trust's investment adviser ("Adviser"), believes will benefit from technological advances and improvements.

     For the reasons, and after consideration of the factors, described in the Proxy Statement, the Board unanimously approved the Plan. In doing so, the Board, including all its members that are not "interested persons" (as that term is defined in the 1940 Act), determined that (1) the Reorganization will be in the best interests of each Fund and (2) the interests of each Fund's existing shareholders will not be diluted as a result of effecting the Reorganization.

     The Plan, which specifies that Trust intends it to be, and adopts it as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

          (1) Surviving Fund's acquisition of all of Acquired Fund's assets (consisting, without limitation, of portfolio securities and instruments, dividend and interest receivables, claims and rights of action, cash, and other assets) as set forth in a statement of assets and liabilities as of the close of business on the last business day preceding the Closing Date prepared in accordance with generally accepted accounting principles consistently applied and certified by Trust's Treasurer or Assistant Treasurer ("Statement of Assets and Liabilities") (collectively, "Assets"), in exchange solely for the following:

               (a) the number of full and fractional (rounded to the third decimal place) (i) Initial Class Reorganization Shares determined by
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MFS(R)/Sun Life Series Trust
September 8, 2003
Page 5

          dividing the net value of the Assets (computed as set forth in paragraph 2.1 of the Plan) ("Acquired Fund Value") attributable to the Initial Class Acquired Fund Shares by the net asset value (computed as set forth in such paragraph) ("NAV") of an Initial Class Reorganization Share and (ii) Service Class Reorganization Shares determined by dividing the Acquired Fund Value attributable to the Service Class Acquired Fund Shares by the NAV of a Service Class Reorganization Share; and

               (b) Surviving Fund's assumption of all of Acquired Fund's liabilities set forth in the Statement of Assets and Liabilities (collectively, "Liabilities");

          (2) Acquired Fund's liquidation and the constructive distribution of those Reorganization Shares to the Separate Accounts, by transferring the Reorganization Shares then credited to Acquired Fund's account on Surviving Fund's books to open accounts on Surviving Fund's share records in the Separate Accounts' names and representing the respective pro rata number of full and fractional (rounded to the third decimal place) Reorganization Shares due such accounts, by class -- Surviving Fund will not issue share certificates representing the Reorganization Shares in connection with such distribution, except in certain limited circumstances5; and

          (4) Acquired Fund's termination promptly after that distribution.

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5  Separate  Accounts  holding  certificates  representing  their  ownership  of
Acquired Fund Shares must surrender such certificates or deliver an affidavit with respect to lost certificates to Acquired Fund prior to the Closing Date. Any Acquired Fund Share certificate that remains outstanding on the Closing Date will be deemed to be cancelled, will no longer evidence ownership of Acquired Fund Shares, and will not evidence ownership of any Reorganization Shares.

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MFS(R)/Sun Life Series Trust
September 8, 2003
Page 6
                                 REPRESENTATIONS

     Trust has represented and warranted to us as follows:6

          (1) Each Fund is a "fund" as defined in section 851(g)(2); each Fund has qualified for treatment as a regulated investment company under Subchapter M of the Code ("RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for that qualification for its current taxable year; Surviving Fund intends to meet all such requirements for its next taxable year; Acquired Fund will invest the Assets at all times through the Closing Date in a manner that ensures compliance with the foregoing; neither Fund has earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it; and Trust does not have outstanding any options, warrants, or other rights to subscribe for or purchase either Fund's shares, nor is there outstanding any security convertible into any such shares;

          (2) From the date it commenced operations through the Closing Date, Acquired Fund has conducted and shall conduct its "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) in a substantially unchanged manner; before the Closing Date Acquired Fund shall not (a) dispose of and/or acquire any assets (i) solely for the purpose of satisfying Surviving Fund's investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC or
     (b) otherwise change its historic investment policies; and Trust believes, based on its review of each Fund's investment portfolio, that most of Acquired Fund's assets are consistent with Surviving Fund's investment objective and policies and thus can be transferred to and held by Surviving Fund if the Plan is approved by Acquired Fund's shareholders;

          (3) Acquired Fund incurred the Liabilities in the ordinary course of its business;

          (4) Acquired Fund is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));

-------------------------------
6 All the following Representations actually are set forth in the Plan as conditions to the obligations of one or the other Fund or both Funds. Paragraph
5.6 of the Plan expressly provides, however, that in rendering this opinion, we may "assume satisfaction" of all those conditions "and treat them as representations and warranties Trust made to" us.
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MFS(R)/Sun Life Series Trust
September 8, 2003
Page 7


          (5) During the five-year period ending on the Closing Date, (a) neither Acquired Fund nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Surviving Fund Shares or Acquired Fund Shares, except for shares redeemed in the ordinary course of Acquired Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to Acquired Fund's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section
     561) referred to in sections 852(a)(1) and 4982(c)(1)(A);

          (6) Not more than 25% of the value of Acquired Fund's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

          (7) No consideration other than Reorganization Shares (and Surviving Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

          (8) Surviving Fund has no plan or intention to issue additional shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Surviving Fund, or any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it, have any plan or intention to acquire -- during the five-year period beginning on the Closing Date, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Surviving Fund Shares, any Reorganization Shares issued to the Separate Accounts pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act;

          (9) Following the Reorganization, Surviving Fund (a) will continue Acquired Fund's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) or (b) will use a significant portion of Acquired Fund's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)) in a business;

          (10) There is no plan or intention for Surviving Fund to be dissolved or merged into another business trust or a corporation or any "fund" thereof (as defined in section 851(g)(2)) following the Reorganization;
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MFS(R)/Sun Life Series Trust
September 8, 2003
Page 8


          (11) Immediately after the Reorganization, (a) not more than 25% of the value of Surviving Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

          (12) Surviving Fund does not directly or indirectly own, nor on the Closing Date will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any shares of Acquired Fund;

          (13) During the five-year period ending on the Closing Date, neither Surviving Fund nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Acquired Fund Shares with consideration other than Surviving Fund Shares;

          (14) The fair market value of the Reorganization Shares each Separate Account receives will be approximately equal to the fair market value of the Acquired Fund Shares it constructively surrenders in exchange therefor;

          (15) Its management (a) is unaware of any plan or intention of the Separate Accounts to redeem, sell, or otherwise dispose of (i) any portion of their Acquired Fund Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to either Fund or (ii) any portion of the Reorganization Shares they receive in the Reorganization to any person "related" (within such meaning) to Surviving Fund, (b) does not anticipate dispositions of the Reorganization Shares at the time of or soon after the Reorganization to significantly exceed the usual rate and frequency of dispositions of shares of Acquired Fund as a series of an open-end investment company, and (c) does not anticipate that there will be extraordinary redemptions of Reorganization Shares immediately following the Reorganization;

          (16) Each Separate Account will pay its own expenses (including fees of investment or tax advisors for advice regarding the Reorganization), if any, it incurs in connection with the Reorganization;

          (17) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by Surviving Fund and those to which the Assets are subject;

          (18) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;
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MFS(R)/Sun Life Series Trust
September 8, 2003
Page 9


          (19) Pursuant to the Reorganization, Acquired Fund will transfer to Surviving Fund, and Surviving Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Acquired Fund held immediately before the Reorganization. For the purposes of the foregoing, any amounts Acquired Fund uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax) will be included as assets it held immediately before the Reorganization;

          (20) None of the compensation received by any Insurance Company as a service provider to Acquired Fund will be separate consideration for, or allocable to, any of the Acquired Fund Shares it held; none of the Reorganization Shares any Insurance Company receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any Insurance Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

          (21) Immediately  after the  Reorganization,  the Insurance  Companies
     (through the Separate Accounts and the Surviving Fund Accounts) will own shares constituting "control" (as defined in section 304(c)) of Surviving Fund;

          (22) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B.
     187); and

          (23) The aggregate value of the acquisitions, redemptions, and distributions limited by the Representations in paragraphs (5), (8), and
     (13) will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Acquired Fund on the Closing Date.

                                     OPINION

     Based solely on the facts set forth above, and conditioned on the Representations being true on the Closing Date and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:
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MFS(R)/Sun Life Series Trust
September 8, 2003
Page 10


          (1) Surviving Fund's acquisition of the Assets in exchange solely for Reorganization Shares and Surviving Fund's assumption of the Liabilities, followed by Acquired Fund's distribution of those shares in complete liquidation to the Separate Accounts in proportion to their Acquired Fund Shares held of record as of immediately after the close of business on the Closing Date, constructively in exchange for their Acquired Fund Shares, will qualify as a "reorganization" (as defined in section 368(a)(1)(D)), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

          (2) Acquired Fund will recognize no gain or loss on the transfer of the Assets to Surviving Fund in exchange solely for Reorganization Shares and Surviving Fund's assumption of the Liabilities7 or on the subsequent distribution of those shares to the Separate Accounts in constructive exchange for their Acquired Fund Shares;

          (3) Surviving Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Reorganization Shares and its assumption of the Liabilities;

          (4) Surviving Fund's basis in each Asset will be the same as Acquired Fund's basis therein immediately before the Reorganization, and Surviving Fund's holding period for each Asset will include Acquired Fund's holding period therefor;

          (5) A  Separate  Account  will  recognize  no  gain  or  loss  on  the
     constructive   exchange  of  all  its  Acquired   Fund  Shares  solely  for
     Reorganization Shares pursuant to the Reorganization; and

          (6) A Separate Account's aggregate basis in the Reorganization Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it constructively surrenders in exchange for those Reorganization Shares, and its holding period for those Reorganization Shares will include, in each instance, its holding period for those Acquired Fund Shares, provided it holds them as capital assets on the Closing Date.

-------------------------------
7 Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Separate Account with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.
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MFS(R)/Sun Life Series Trust
September 8, 2003
Page 11



     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Our opinion is solely for the addressee's information and use and may not be relied on for any purpose by any other person without our express written consent.

                                    ANALYSIS

I. The Reorganization Will Qualify as a D Reorganization, and Each Fund Will Be a Party to a Reorganization.

     A. Each Fund Is a Separate Corporation.

     A reorganization under section 368(a)(1)(D) (a "D Reorganization") involves a transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in control of the transferee but only if, pursuant to the plan of reorganization, stock or securities of the transferee are distributed in a transaction that qualifies under section 354, 355, or 356. For a transaction to qualify as a D Reorganization, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Trust, however, is a business trust, not a corporation, and each Fund is a separate series thereof.

     Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly

MFS(R)/Sun Life Series Trust
September 8, 2003
Page 12


classified as a business entity under [Treas. Reg.] ss. 301.7701-2."8 Furthermore, pursuant to Treas. Reg. ss. 301.7701-4(c), "[a]n `investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. See Commissioner v. North American Bond Trust, 122 F.2d 545 (2d Cir. 1941), cert. denied, 314 U.S. 701
(1942)."

     Based on these criteria, Trust does not qualify as a trust for federal tax purposes.9 Trust is not simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making business. Furthermore, while Trust is an "investment trust," there is a power under Trust's Amended and Restated Declaration of Trust to vary its shareholders' investment therein. Trust does not have a fixed pool of assets -- each series thereof (including each Fund) is a managed portfolio of securities, and Adviser has the authority to buy and sell securities for it. Accordingly, we believe that Trust should not be classified as a trust, and instead should be classified as a business entity, for federal tax purposes.

     Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. ss. 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. ss. 301.7701-3(a).

     An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under

-------------------------------
8 On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. ss.ss. 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B. 215. Regulation section 301.7701-2(a) provides that "a business entity is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under [Treas. Reg.] ss. 301.7701-4 or otherwise subject to special treatment under the
.. . . Code." Trust is not subject to any such special treatment.

9 Because each Fund is considered separate from each other series of Trust for federal tax purposes (see the discussion in the last paragraph of I.A. below), the analysis in the accompanying text applies equally to each Fund.

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[the  prior  Regulations],"   unless  it  elects  otherwise.   Treas.  Reg.  ss.
301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word "association" had been held to include a Massachusetts business trust (see Hecht v. Malley, 265 U.S. 144 (1924)) -- Trust "claimed" classification under the prior Regulations as an association taxable as a corporation. Moreover, since that date it has not elected not to be so classified. Accordingly, we believe that Trust will continue to be classified as an association (and thus a corporation) for federal tax purposes.

     Trust as such, however, is not participating in the Reorganization, but rather two separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by Trust). Accordingly, we believe that each Fund is a separate corporation, and its shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(D).

     B. Transfer of "Substantially All" of Acquired Fund's Properties.

     Section 354(b)(1)(A) provides that, for an exchange pursuant to a plan of a D Reorganization to receive tax-free treatment under section 354(a) (see V. below), the transferee corporation must acquire "substantially all" of the transferor's assets. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. We believe that the Plan constitutes a "plan of reorganization" within the meaning of Treas. Reg. ss. 1.368-2(g); and the Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Surviving Fund of substantially all of Acquired Fund's properties.

     C. Requirements of Continuity.

     Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in that section as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. ss. 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. ss. 1.368-1(e) ("continuity of interest").

MFS(R)/Sun Life Series Trust
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Page 14


          1. Continuity of Business Enterprise.

     To satisfy the continuity of business enterprise requirement of Treas. Reg. ss. 1.368-1(d)(1), IC must either (i) continue the target corporation's "historic business" ("business continuity") or (ii) use a significant portion of the target corporation's "historic business assets" in a business ("asset continuity").

     While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was an "investment company" (as defined in section 368(a)(2)(F)(iii)) that invested exclusively in municipal bonds. P acquired the assets of T, another such investment company, in exchange for P common stock in a transaction that was intended to qualify as a reorganization under section 368(a)(1)(C) (the acquisition by one corporation, in exchange solely for voting stock, of substantially all the properties of another corporation). Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) P's failure to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

     The Funds' investment objectives, strategies, and restrictions are similar (or very similar); indeed, Trust believes that most of Acquired Fund's assets are consistent with Surviving Fund's investment objective and policies and thus can be transferred to and held by Surviving Fund. Moreover, after the Reorganization Surviving Fund will continue Acquired Fund's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) or will use in its business a significant portion of Acquired Fund's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)).

     For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

          2. Continuity of Interest.

     Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation  . . . ."  That  section  goes  on to  provide  that  "[h]owever,  a proprietary  interest  in  the  target  corporation  is  not  preserved  if,  in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target
corporation  in  the  potential   reorganization  is  redeemed.
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MFS(R)/Sun Life Series Trust
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All facts and  circumstances  must be  considered  in  determining  whether,  in substance, a proprietary interest in the target corporation is preserved."

     For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.10 Although shares of both the target and acquiring corporations held by the target corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5,
1998) and 9822053 (Mar. 3, 1998); cf. Priv. Ltr. Rul.  199941046 (July 16, 1999)
(redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other shares "redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e)" excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares). 11

-------------------------------
10  Rev.  Proc.  77-37,  supra;  but see  Rev.  Rul.  56-345,  1956-2  C.B.  206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); see also Reef Corp. v. Commissioner, 368 F.2d 125 (5th Cir. 1966), cert. denied, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); Aetna Casualty and Surety Co. v. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39%
minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

11 Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. Cf. Rowan Companies, Inc. v. Commissioner, 452 U.S. 247 (1981); also see Treas. Reg. ss. 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)(2)(B)(i), in connection
                                                        (continued on next page)

MFS(R)/Sun Life Series Trust
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Page 16


     During the five-year period ending on the Closing Date, (1) neither Acquired Fund nor any person related12 to it will have acquired Acquired Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Surviving Fund Shares or Acquired Fund Shares, except for shares redeemed in the ordinary course of Acquired Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (2) no distributions will have been made with respect to Acquired Fund Shares, other than normal, regular dividend distributions made pursuant to Acquired Fund's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A). Nor does Surviving Fund, or any person related to it, have any plan or intention to acquire -- during the five-year period beginning on the Closing Date, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Surviving Fund Shares, any Reorganization Shares issued pursuant to the Reorganization, except for redemptions required by the 1940 Act in the ordinary course of that business. Furthermore, during the five-year period ending on the Closing Date, neither Surviving Fund nor any person related to it will have acquired Acquired Fund Shares with consideration other than Surviving Fund Shares. The aggregate value of the acquisitions, redemptions, and distributions limited by the foregoing will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Acquired Fund on the Closing Date.

     There is no plan or intention of the Separate Accounts to redeem, sell, or otherwise dispose of (1) any portion of their Acquired Fund Shares before the Reorganization to any person related to either Fund or (2) any portion of the Reorganization Shares they receive in the Reorganization to any person related to Surviving Fund. Moreover, Trust (a) does not anticipate dispositions of the Reorganization Shares at the time of or soon after the Reorganization to significantly exceed the usual rate and frequency of dispositions of shares of Acquired Fund as a series of an open-end investment company and (b) does not anticipate that there will be extraordinary redemptions of Reorganization Shares immediately following the Reorganization. Although Surviving Fund Shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. See Reef Corp. v. Commissioner, 368 F.2d

-------------------------------------------------------------------------------

with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).

12 All references in this and the next paragraph to the word "related" are to that word within the meaning of Treas. Reg.ss. 1.368-1(e)(3).

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at 134; Rev. Rul. 61-156, supra.  Similarly,  although the Separate Accounts may redeem Reorganization Shares pursuant to their rights as shareholders of a series of an open-end investment company (see Priv. Ltr. Ruls. 9823018 and 9822053, supra, and 8816064 (Jan. 28, 1988)), those redemptions will result from the exercise of those rights in the course of Surviving Fund's business as such a series and not from the Reorganization as such.

     Accordingly, we believe that the Reorganization will satisfy the continuity of interest requirement.

     D. Control and Distribution by Acquired Fund.

     As noted above, a corporation's transfer of assets to another corporation will qualify as a D Reorganization only if (1) immediately thereafter the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in control of the transferee and (2) pursuant to the plan of reorganization, stock or securities of the transferee are distributed in a transaction that qualifies under section 354, among others (and, pursuant to section 354(b)(1)(B), all such stock or securities, as well as the transferor's other properties, are distributed pursuant to the plan). For purposes of clause (1), as applicable here (see sections 368(a)(2)(H)(i) and 304(c)(1)), "control" is defined as the ownership of stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock; the Insurance Companies (through the Separate Accounts and the Surviving Fund Accounts) will be in control (as so defined) of Surviving Fund immediately after the Reorganization. With respect to clause (2), under the Plan -- which, as noted above, we believe constitutes a plan of reorganization -- Acquired Fund will distribute all the Reorganization Shares to the Separate Accounts in constructive exchange for their Acquired Fund Shares. As noted in V. below, we believe that that distribution will qualify under section 354(a). Accordingly, we believe that the control and distribution requirements will be satisfied.

     E. Business Purpose.

     All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in Gregory v. Helvering, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. ss.ss. 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a bona fide business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken

MFS(R)/Sun Life Series Trust
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for bona fide business  purposes (and not a purpose to avoid federal income tax)
and therefore meets the requirements of the business purpose doctrine.

     F. Satisfaction of Section 368(a)(2)(F).

     Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

     (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

     (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a D Reorganization with respect to either Fund.

     For all the foregoing reasons, we believe that the Reorganization will qualify as a D Reorganization.

     G. Each Fund Will Be a Party to a Reorganization.

     Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another (e.g., a D Reorganization), the term "a party to a reorganization" includes each corporation; and Treas. Reg. ss. 1.368-2(f) further provides that both the corporate transferor and the corporate transferee in a D Reorganization are parties to a reorganization. Pursuant to the Plan, Acquired Fund is transferring all its properties to Surviving Fund in exchange for Reorganization Shares, in a transaction that, as noted above, in our opinion will qualify as a D Reorganization. Accordingly, we believe that each Fund will be "a party to a reorganization."

II.  Acquired Fund Will Recognize No Gain or Loss.

     Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization,

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(1) it exchanges  property  solely for stock or securities in another  corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required for a reorganization to qualify as a D Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

     Section  357(a)  provides  in  pertinent  part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a bona fide business purpose.

     As noted above, it is our opinion that the Reorganization will qualify as a D Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Acquired Fund will exchange the Assets solely for Reorganization Shares and Surviving Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan, distributing those shares to the Separate Accounts in constructive exchange for their Acquired Fund Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Surviving Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Acquired Fund will recognize no gain or loss on the Reorganization.13

III. Surviving Fund Will Recognize No Gain or Loss.

     Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Surviving Fund will issue Reorganization Shares to Acquired Fund in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Surviving Fund will recognize no gain or loss on the Reorganization.

-------------------------------

13   See footnote 7.

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September 8, 2003
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IV.  Surviving  Fund's  Basis in the Assets Will Be a Carryover  Basis,  and Its
     Holding Period Will Include Acquired Fund's Holding Period.

     Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Acquired Fund will recognize no gain on the Reorganization. Accordingly, we believe that Surviving Fund's basis in each Asset will be the same as Acquired Fund's basis therein immediately before the Reorganization.

     Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Surviving Fund's basis in the Assets will be a carryover basis. Accordingly, we believe that Surviving Fund's holding period for each Asset will include Acquired Fund's holding period therefor.

V.   A Separate Account Will Recognize No Gain or Loss.

     Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Separate Accounts will receive solely Reorganization Shares for their Acquired Fund Shares. As noted above, it is our opinion that the Reorganization will qualify as a D Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. See, e.g., Eastern Color Printing Co., 63 T.C. 27, 36 (1974); Davant v. Commissioner, 366 F.2d 874 (5th Cir. 1966). Therefore, although the Separate Accounts will not be required to actually surrender Acquired Fund Share certificates in exchange for Reorganization Shares, any Acquired Fund Share certificate that remains outstanding on the Closing Date will not evidence ownership of any Reorganization Shares and their Acquired Fund Shares (including any represented by any such outstanding certificates) will be canceled on the issuance of Reorganization Shares to them and will be treated as having been exchanged therefor. See Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B. 136. Accordingly, we believe that a Separate Account will recognize no gain or loss on the constructive exchange of all its Acquired Fund Shares solely for Reorganization Shares pursuant to the Reorganization.

MFS(R)/Sun Life Series Trust
September 8, 2003
Page 21


VI. A Separate Account 's Basis in Reorganization Shares Will Be a Substituted Basis, and its Holding Period therefor Will Include its Holding Period for its Acquired Fund Shares.

     Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a D Reorganization and, under section 354, a Separate Account will recognize no gain or loss on the constructive exchange of all its Acquired Fund Shares solely for Reorganization Shares in the Reorganization. No property will be distributed to the Separate Accounts other than Reorganization Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Separate Account's aggregate basis in the Reorganization Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it constructively surrenders in exchange for those Reorganization Shares.

     Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a "capital asset" (as defined in section 1221) in the taxpayer's hands at the time of the exchange. See Treas. Reg. ss. 1.1223-1(a). As noted above, it is our opinion that a Separate Account will have a substituted basis in the Reorganization Shares it receives in the Reorganization. Accordingly, we believe that a Separate Account's holding period for the Reorganization Shares it receives in the Reorganization will include, in each instance, its holding period for the Acquired Fund Shares it constructively surrenders in exchange therefor, provided the Separate Account holds those Acquired Fund Shares as capital assets on the Closing Date.

                                        Very truly yours,

                                        KIRKPATRICK & LOCKHART LLP



                                        By:   THEODORE L. PRESS
                                              -----------------
                                              Theodore L. Press

MFS(R)/Sun Life Series Trust
September 8, 2003
Page 22
                                   SCHEDULE A


         ACQUIRED FUNDS                              SURVIVING FUNDS

-----------------------------------     ----------------------------------------
-----------------------------------     ----------------------------------------

MFS(R)/Sun Life Series Trust-Global    MFS(R)/Sun Life Series Trust-Global Total
    Asset Allocation Series                Return Series

MFS(R)/Sun Life Series Trust-Global    MFS(R)/Sun Life Series Trust-Technology
    Telecommunications Series              Series